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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 9)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
July 5, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,994,625 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,994,625 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,994,625 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	25.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,994,625 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,994,625 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,994,625 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	25.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,459,600 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,459,600 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,459,600 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 3,294,500 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 3,294,500 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 3,294,500 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	13.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,994,625	25.1%
RS Investment Mgmt, L.P.		5,994,625	25.1%
RS Growth Group LLC			1,459,600	 6.1%
RS Diversified Growth Fund		3,294,500	13.8%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,934,512 shares of Common Stock of the Issuer outstanding as of May 10, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,994,625 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,994,625 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,459,600 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 3,294,500 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		      DATE         SHARES     NET TRADE   TYPE

Sub-advised acct  05/06/2002      14700       76440    open mkt purchase
Sub-advised acct  05/06/2002       4300       22360    open mkt purchase
Sep acct          05/06/2002      13700       71240    open mkt purchase
Sub-advised acct  05/06/2002       9400       48880    open mkt purchase
DGF               05/06/2002      34700      180440    open mkt purchase
RS acct           05/06/2002       5500       28600    open mkt purchase
RS acct           05/06/2002       2200       11440    open mkt purchase
RS acct           05/06/2002       6900       35880    open mkt purchase
RS acct           05/06/2002       1000        5200    open mkt purchase
Sub-advised acct  05/07/2002        500        2510    open mkt purchase
DGF               05/07/2002        400        2008    open mkt purchase
RS acct           05/07/2002        300        1506    open mkt purchase
RS acct           05/07/2002        100         502    open mkt purchase
Sub-advised acct  05/08/2002       3600       19194    open mkt purchase
DGF               05/08/2002       3000       15995    open mkt purchase
RS acct           05/08/2002       1800        9597    open mkt purchase
RS acct           05/08/2002        700        3732    open mkt purchase
Sub-advised acct  05/09/2002       1900       10304    open mkt purchase
DGF               05/09/2002       1700        9219    open mkt purchase
RS acct           05/09/2002       1000        5423    open mkt purchase
RS acct           05/09/2002        400        2169    open mkt purchase
Sub-advised acct  05/13/2002        900        4576    open mkt purchase
Sub-advised acct  05/13/2002      20500      105165    open mkt purchase
DGF               05/13/2002        500        2542    open mkt purchase
DGF               05/13/2002      13700       70281    open mkt purchase
RS acct           05/13/2002        800        4104    open mkt purchase
Sub-advised acct  05/16/2002        100         507    open mkt purchase
Sub-advised acct  05/17/2002      10000       51900    open mkt purchase
Sub-advised acct  05/17/2002       5000       25950    open mkt purchase
DGF               05/17/2002      15000       77850    open mkt purchase
Sub-advised acct  05/20/2002        400        2072    open mkt purchase
Sub-advised acct  05/20/2002       1100        5699    open mkt purchase
DGF               05/20/2002       4000       20724    open mkt purchase
Sub-advised acct  05/21/2002       7800       39390    open mkt purchase
Sep acct          05/21/2002       2300       11615    open mkt purchase
Sub-advised acct  05/21/2002       4200       21210    open mkt purchase
DGF               05/21/2002      20600      104030    open mkt purchase
RS acct           05/21/2002        100         505    open mkt purchase
Sub-advised acct  05/23/2002       4000       20215    open mkt purchase
Sep acct          05/23/2002        800        4043    open mkt purchase
Sub-advised acct  05/23/2002       7100       35882    open mkt purchase
Sub-advised acct  05/23/2002       1500        7581    open mkt purchase
DGF               05/23/2002      19600       99054    open mkt purchase
Sub-advised acct  05/24/2002       1700        8613    open mkt purchase
Sep acct          05/24/2002        300        1520    open mkt purchase
Sub-advised acct  05/24/2002       2900       14692    open mkt purchase
Sub-advised acct  05/24/2002        600        3040    open mkt purchase
DGF               05/24/2002       8000       40530    open mkt purchase
Sub-advised acct  05/29/2002       3500       17115    open mkt purchase
Sub-advised acct  05/29/2002       2200       11117    open mkt purchase
Sub-advised acct  05/29/2002       1700        8591    open mkt purchase
Sub-advised acct  05/29/2002       2600       12714    open mkt purchase
DGF               05/29/2002      34500      168705    open mkt purchase
DGF               05/29/2002      22100      111678    open mkt purchase
RS acct           05/29/2002       1600        7824    open mkt purchase
RS acct           05/29/2002       1000        5053    open mkt purchase
RS acct           05/29/2002       1700        8313    open mkt purchase
RS acct           05/29/2002       1100        5559    open mkt purchase
Sub-advised acct  05/30/2002       2300       11624    open mkt purchase
Sub-advised acct  05/30/2002       1700        8592    open mkt purchase
DGF               05/30/2002      23800      120283    open mkt purchase
RS acct           05/30/2002       1000        5054    open mkt purchase
RS acct           05/30/2002       1200        6065    open mkt purchase
Sub-advised acct  05/31/2002       2000        9966    open mkt purchase
Sub-advised acct  05/31/2002       1500        7475    open mkt purchase
DGF               05/31/2002      19600       97671    open mkt purchase
RS acct           05/31/2002        900        4485    open mkt purchase
RS acct           05/31/2002       1000        4983    open mkt purchase
Sub-advised acct  06/03/2002       1200        5825    open mkt purchase
Sub-advised acct  06/03/2002       1800        8738    open mkt purchase
DGF               06/03/2002      14800       71847    open mkt purchase
RS acct           06/03/2002       2100       10194    open mkt purchase
RS acct           06/03/2002        100         485    open mkt purchase
Sub-advised acct  06/04/2002       1500        6774    open mkt purchase
Sub-advised acct  06/04/2002        100         445    open mkt purchase
Sub-advised acct  06/04/2002       2400       10838    open mkt purchase
Sub-advised acct  06/04/2002        200         891    open mkt purchase
DGF               06/04/2002       1500        6682    open mkt purchase
DGF               06/04/2002      18900       85352    open mkt purchase
RS acct           06/04/2002        200         891    open mkt purchase
RS acct           06/04/2002       2700       12193    open mkt purchase
RS acct           06/04/2002        200         903    open mkt purchase
Sub-advised acct  06/05/2002      13500       58767    open mkt purchase
DGF               06/05/2002      26100      113616    open mkt purchase
RS acct           06/05/2002       6000       26119    open mkt purchase
RS acct           06/05/2002        200         871    open mkt purchase
Sub-advised acct  06/06/2002       2400        9822    open mkt purchase
Sub-advised acct  06/06/2002       1700        7059    open mkt purchase
Sep acct          06/06/2002       4700       19235    open mkt purchase
Sep acct          06/06/2002       3300       13702    open mkt purchase
Sub-advised acct  06/06/2002       1400        5729    open mkt purchase
Sub-advised acct  06/06/2002       1000        4152    open mkt purchase
Sub-advised acct  06/06/2002       1400        5729    open mkt purchase
Sub-advised acct  06/06/2002       1000        4152    open mkt purchase
DGF               06/06/2002      21700       88807    open mkt purchase
DGF               06/06/2002      15400       63942    open mkt purchase
RS acct           06/06/2002       3900       15961    open mkt purchase
RS acct           06/06/2002       2800       11626    open mkt purchase
RS acct           06/06/2002       1300        5320    open mkt purchase
RS acct           06/06/2002       1000        4152    open mkt purchase
RS acct           06/06/2002       2900       11868    open mkt purchase
RS acct           06/06/2002       2100        8719    open mkt purchase
RS acct           06/06/2002        300        1228    open mkt purchase
RS acct           06/06/2002        200         830    open mkt purchase
Sub-advised acct  06/07/2002        500        2129    open mkt purchase
Sep acct          06/07/2002        900        3832    open mkt purchase
Sub-advised acct  06/07/2002        300        1277    open mkt purchase
Sub-advised acct  06/07/2002        300        1277    open mkt purchase
DGF               06/07/2002       4200       17882    open mkt purchase
RS acct           06/07/2002        800        3406    open mkt purchase
RS acct           06/07/2002        300        1277    open mkt purchase
RS acct           06/07/2002        600        2555    open mkt purchase
RS acct           06/07/2002        100         426    open mkt purchase
Sub-advised acct  06/10/2002        600        2414    open mkt purchase
Sep acct          06/10/2002       1300        5230    open mkt purchase
Sub-advised acct  06/10/2002        400        1609    open mkt purchase
Sub-advised acct  06/10/2002        400        1609    open mkt purchase
DGF               06/10/2002       6100       24540    open mkt purchase
RS acct           06/10/2002       1100        4425    open mkt purchase
RS acct           06/10/2002        400        1609    open mkt purchase
RS acct           06/10/2002        800        3218    open mkt purchase
RS acct           06/10/2002        100         402    open mkt purchase
Sub-advised acct  06/11/2002       1200        5115    open mkt purchase
Sep acct          06/11/2002       2400       10230    open mkt purchase
Sub-advised acct  06/11/2002        700        2984    open mkt purchase
Sub-advised acct  06/11/2002        700        2984    open mkt purchase
DGF               06/11/2002      10900       46459    open mkt purchase
RS acct           06/11/2002       1900        8098    open mkt purchase
RS acct           06/11/2002        700        2984    open mkt purchase
RS acct           06/11/2002       1400        5967    open mkt purchase
RS acct           06/11/2002        100         426    open mkt purchase
Sub-advised acct  06/12/2002        900        3788    open mkt purchase
Sep acct          06/12/2002       1800        7577    open mkt purchase
Sub-advised acct  06/12/2002        500        2105    open mkt purchase
Sub-advised acct  06/12/2002        500        2105    open mkt purchase
DGF               06/12/2002       8200       34516    open mkt purchase
RS acct           06/12/2002       1400        5893    open mkt purchase
RS acct           06/12/2002        500        2105    open mkt purchase
RS acct           06/12/2002       1100        4630    open mkt purchase
RS acct           06/12/2002        100         421    open mkt purchase
Sub-advised acct  06/13/2002        600        2454    open mkt purchase
Sub-advised acct  06/13/2002       1800        6979    open mkt purchase
Sep acct          06/13/2002       1500        5816    open mkt purchase
Sep acct          06/13/2002        500        2045    open mkt purchase
Sub-advised acct  06/13/2002        100         409    open mkt purchase
Sub-advised acct  06/13/2002        400        1551    open mkt purchase
Sub-advised acct  06/13/2002        400        1551    open mkt purchase
Sub-advised acct  06/13/2002        100         409    open mkt purchase
DGF               06/13/2002       7200       29453    open mkt purchase
DGF               06/13/2002      19500       75605    open mkt purchase
RS acct           06/13/2002        400        1636    open mkt purchase
RS acct           06/13/2002       1200        4653    open mkt purchase
RS acct           06/13/2002        800        3273    open mkt purchase
RS acct           06/13/2002       2100        8142    open mkt purchase
RS acct           06/13/2002        300        1227    open mkt purchase
RS acct           06/13/2002        900        3489    open mkt purchase
RS acct           06/13/2002        100         388    open mkt purchase
Sub-advised acct  06/19/2002       4200       16002    open mkt purchase
DGF               06/19/2002      19700       75055    open mkt purchase
RS acct           06/19/2002       6900       26288    open mkt purchase
Sub-advised acct  06/20/2002       2100        6986    open mkt purchase
Sub-advised acct  06/20/2002        900        2727    open mkt purchase
Sep acct          06/20/2002       1300        4325    open mkt purchase
Sep acct          06/20/2002        600        1818    open mkt purchase
Sub-advised acct  06/20/2002       1900        6321    open mkt purchase
Sub-advised acct  06/20/2002        800        2424    open mkt purchase
Sub-advised acct  06/20/2002       1900        6321    open mkt purchase
Sub-advised acct  06/20/2002        800        2424    open mkt purchase
MidCap Opps       06/20/2002      31000      103125    open mkt purchase
MidCap Opps       06/20/2002      13500       40905    open mkt purchase
RS acct           06/20/2002       3300       10978    open mkt purchase
RS acct           06/20/2002       1400        4242    open mkt purchase
RS acct           06/20/2002       1600        5323    open mkt purchase
RS acct           06/20/2002        700        2121    open mkt purchase
RS acct           06/20/2002       2900        9647    open mkt purchase
RS acct           06/20/2002       1300        3939    open mkt purchase
Sub-advised acct  06/21/2002        100         297    open mkt purchase
Sub-advised acct  06/21/2002       2800        8319    open mkt purchase
Sub-advised acct  06/21/2002       1700        5051    open mkt purchase
DGF               06/21/2002       8100       24065    open mkt purchase
RS acct           06/21/2002       1000        2971    open mkt purchase
RS acct           06/21/2002       3100        9210    open mkt purchase
RS acct           06/21/2002        800        2377    open mkt purchase
Sub-advised acct  06/24/2002        100         257    open mkt purchase
Sub-advised acct  06/24/2002        100         256    open mkt purchase
Sub-advised acct  06/24/2002       2300        6078    open mkt purchase
Sub-advised acct  06/24/2002       4200       10770    open mkt purchase
Sub-advised acct  06/24/2002       1400        3700    open mkt purchase
Sub-advised acct  06/24/2002       2500        6410    open mkt purchase
DGF               06/24/2002       6300       16649    open mkt purchase
DGF               06/24/2002      11900       30514    open mkt purchase
RS acct           06/24/2002       1400        3590    open mkt purchase
RS acct           06/24/2002        800        2114    open mkt purchase
RS acct           06/24/2002       4500       11539    open mkt purchase
RS acct           06/24/2002       2500        6607    open mkt purchase
RS acct           06/24/2002        700        1850    open mkt purchase
RS acct           06/24/2002       1300        3333    open mkt purchase
Sub-advised acct  06/25/2002        200         555    open mkt purchase
Sub-advised acct  06/25/2002        800        2304    open mkt purchase
Sub-advised acct  06/25/2002        100         277    open mkt purchase
Sub-advised acct  06/25/2002        500        1440    open mkt purchase
DGF               06/25/2002        600        1665    open mkt purchase
DGF               06/25/2002       2300        6624    open mkt purchase
RS acct           06/25/2002        100         277    open mkt purchase
RS acct           06/25/2002        300         864    open mkt purchase
RS acct           06/25/2002        900        2592    open mkt purchase
RS acct           06/25/2002        200         555    open mkt purchase
RS acct           06/25/2002        100         277    open mkt purchase
RS acct           06/25/2002        200         576    open mkt purchase
Sub-advised acct  06/26/2002        100         312    open mkt purchase
Sub-advised acct  06/26/2002       1900        5937    open mkt purchase
Sub-advised acct  06/26/2002       1100        3437    open mkt purchase
DGF               06/26/2002       5500       17186    open mkt purchase
RS acct           06/26/2002        600        1875    open mkt purchase
RS acct           06/26/2002       2000        6250    open mkt purchase
RS acct           06/26/2002        500        1562    open mkt purchase
Sub-advised acct  06/27/2002       1100        3762    open mkt purchase
Sub-advised acct  06/27/2002        700        2394    open mkt purchase
DGF               06/27/2002       3100       10601    open mkt purchase
RS acct           06/27/2002        300        1026    open mkt purchase
RS acct           06/27/2002       1200        4104    open mkt purchase
RS acct           06/27/2002        300        1026    open mkt purchase
Sub-advised acct  06/28/2002        100         329    open mkt purchase
Sub-advised acct  06/28/2002       2600        8551    open mkt purchase
Sub-advised acct  06/28/2002       1600        5262    open mkt purchase
DGF               06/28/2002       7500       24667    open mkt purchase
RS acct           06/28/2002        900        2960    open mkt purchase
RS acct           06/28/2002       2900        9538    open mkt purchase
RS acct           06/28/2002        800        2631    open mkt purchase
Sub-advised acct  07/01/2002       1600        4288    open mkt purchase
Sub-advised acct  07/01/2002       1000        2680    open mkt purchase
DGF               07/01/2002       4700       12596    open mkt purchase
RS acct           07/01/2002        500        1340    open mkt purchase
RS acct           07/01/2002       1700        4556    open mkt purchase
RS acct           07/01/2002        500        1340    open mkt purchase
Sub-advised acct  07/02/2002       9800       23707    open mkt purchase
DGF               07/02/2002       9800       23707    open mkt purchase
RS acct           07/02/2002       3900        9434    open mkt purchase
Sub-advised acct  07/03/2002       3700        7716    open mkt purchase
Sub-advised acct  07/03/2002       6200       12611    open mkt purchase
Sub-advised acct  07/03/2002       2700        5492    open mkt purchase
Sub-advised acct  07/03/2002       1600        3337    open mkt purchase
DGF               07/03/2002      12000       25025    open mkt purchase
DGF               07/03/2002      20500       41697    open mkt purchase
RS acct           07/03/2002       3000        6256    open mkt purchase
RS acct           07/03/2002       5000       10170    open mkt purchase
RS acct           07/03/2002       4300        8746    open mkt purchase
RS acct           07/03/2002       2500        5213    open mkt purchase
RS acct           07/03/2002       8900       18103    open mkt purchase
RS acct           07/03/2002       5200       10844    open mkt purchase
Sub-advised acct  07/05/2002        700        1691    open mkt purchase
Sub-advised acct  07/05/2002        300         725    open mkt purchase
DGF               07/05/2002       2200        5315    open mkt purchase
RS acct           07/05/2002        500        1208    open mkt purchase
RS acct           07/05/2002        400         966    open mkt purchase
RS acct           07/05/2002        900        2174    open mkt purchase


CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	July 8, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	July 8, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer